Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES NEW BOARD MEMBER

Houston, TX – July 19, 2024 – Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced the appointment of Gaurav Kapoor to its Board of Directors (the “Board”).

Mr. Kapoor brings to the Board added depth of public company finance and accounting experience as well as extensive expertise in executive management and corporate strategy.

Mr. Kapoor, age 46, is Chief Financial & Operations Officer at AECOM (NYSE:ACM), a leading global infrastructure consulting firm delivering professional services throughout the project lifecycle. In this position, Mr. Kapoor oversees the company’s global operations and finance — including regional operations, financial planning and analysis, financial reporting, global shared services, internal audit, tax, treasury and global real estate. He is also a member of AECOM’s Executive Leadership Team. Mr. Kapoor has extensive financial leadership experience at AECOM, having served as Chief Accounting Officer and Global Controller since December 2016 and Treasurer since October 2019. He previously served in leadership roles at AECOM as Senior Vice President, Financial Planning & Analysis from January 2016 to December 2016 and Senior Vice President, Project Delivery, Americas Design Consulting Services from May 2015 to January 2016. Prior to joining AECOM in May 2015, Mr. Kapoor spent 15 years at Ernst & Young LLP, where he was an audit partner and held various leadership roles. He is a graduate of California State University-Fullerton with a B.B.A.

“We are pleased to announce an exceptional new member to our Board. Gaurav is committed to excellence in financial oversight and integrity and driving outstanding strategic performance. His expertise brings fresh understanding and best practices to our Board,” said Brian Lane, President and CEO of the Company.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 177 locations in 136 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.